Exhibit 10(cc)-5

AMENDMENT NO. 4

TO

PPL CORPORATION INCENTIVE
COMPENSATION PLAN FOR KEY EMPLOYEES

WHEREAS, PPL Corporation, (“PPL”) has adopted the PPL Corporation Incentive Compensation Plan for Key Employees (“Plan”), effective January 1, 1997; and
WHEREAS, the Plan was amended and restated effective January 1, 2003, and subsequently amended by Amendment No. 1, 2 and 3; and
WHEREAS, PPL desires to further amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

I.  Effective December 1, 2007, Sections 7, 8 and 10 are amended to read:

SECTION 7.  RESTRICTED STOCK.

B.  Restriction Period.  At the time a Restricted Stock or Restricted Stock Units Award is granted, CLC shall establish a Restriction Period applicable to such Award which shall be not less than three years.  Each Restricted Stock or Restricted Stock Units Award may have a different Restriction Period.  All Restricted Stock Units granted after December 31, 2004 shall have a mandatory Restriction Period, if the Restriction Period has not lapsed as of the day prior to a termination of employment, of six calendar months from the day of termination of employment.
Notwithstanding the other provisions of this Section 7:  (i) in the event of a Change in Control, the Restriction Periods on all Restricted Stock Awards previously granted shall lapse and in the event of a "Change in ownership or effective control" as defined by Treasury Regulations under Code Section 409A(a)(2)(A)(v), the Restriction Periods on all Restricted Stock Units shall lapse, and (ii) apart from a Change in Control, CLC is authorized in its sole discretion to accelerate the time at which any or all of the restrictions on all or any part of a Restricted Stock Award shall lapse or to remove any or all of such restrictions whenever CLC may decide that changes in tax or other laws or other circumstances arising after the granting of a Restricted Stock Award make such action appropriate.

C.  Forfeiture or Payout of Award

(v)  Conversions between Restricted Stock and Restricted Stock Units.  CLC has the discretion to convert with the consent of the Participant any or all Restricted Stock into Restricted Stock Units of equivalent value, and to convert any or all Restricted Stock Units into Restricted Stock of equivalent value, prior to the end of the applicable Restriction Period, but a conversion of Restricted Stock into Restricted Stock Units shall not be implemented less than 12 months prior to the end of the applicable Restriction Period, and the new Restriction Period shall lapse at least 5 years after the end of the old Restriction Period.  Upon any such conversion, the Restricted Stock or Restricted Stock Units so converted will be completely forfeited, and the Participant shall have the rights with respect to Restricted Stock, Restricted Stock Units and Dividend Equivalents (if applicable) as may be specified in the conversion notice.
Notwithstanding anything in this Section 7C to the contrary, in the event that prior to any payout of Common Stock a Participant described in this section 7C violates any noncompete agreements between Participant and PPL Corporation or an Affiliated Company, his Restricted Stock or Restricted Stock Units Award, and any Dividend Equivalents, will be completely forfeited.
In any instance where payout of a Restricted Stock or Restricted Stock Units Award is to be prorated, CLC may choose in its sole discretion to provide the Participant (or the Participant's Beneficiary) with the entire Award rather than the prorated portion thereof.
Any Restricted Stock which is forfeited hereunder will be transferred to PPL Corporation.

SECTION 8.  STOCK OPTIONS.

E.  Form of Payment.  At the time of the exercise of the Option, the Option price shall be in United States dollars by (i) check or (ii) by such other mode of payment as CLC may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.

SECTION 10.  MISCELLANEOUS PROVISIONS.

C.  Tax Withholding.  Whenever under the Plan Common Stock is to be delivered pursuant to an Award, PPL Corporation may require as a condition of delivery that Participant remit an amount sufficient to satisfy all federal, state and local tax withholding requirements related thereto.  In addition, PPL Corporation may deduct from any salary or other payment due to such Participant, an amount sufficient to satisfy all federal, state and local tax withholding requirements related to the delivery of Common Stock under the Plan.  Without limiting the generality of the foregoing, Participant may elect to satisfy all or part of foregoing withholding requirements by delivery of unrestricted shares of Common Stock owned by Participant having a Fair Market Value (determined as of the date of such delivery by Participant) equal to all or part of the amounts to be so withheld.  PPL Corporation may permit any such delivery to be made by withholding shares of Common Stock from the shares otherwise issuable pursuant to the Award giving rise to the tax withholding obligation (in which event the shares shall be valued at their fair market value under any reasonable valuation method permitted by IRS regulations for withholding purposes, which shall be consistently applied).

G.  Changes in Capital Structure.  In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Common Stock (provided that any such event qualifies as a “corporate transaction” as defined in Treasury Regulation 1.424 – 1(a)(3)), appropriate adjustments shall be made (in accordance with Treasury Regulation 1.409A – 1(b)(5)(v)(D)) in the shares of Restricted Stock or Restricted Stock Units and Dividend Equivalents, if any, theretofore awarded to the Participants, the shares of Common Stock subject to outstanding and unexercised Options and the aggregate number of shares of Common Stock which may be awarded pursuant to the Plan.  Such adjustments shall be conclusive and binding for all purposes.  Additional shares of Restricted Stock issued to a Participant as the result of any such change shall bear the same restrictions as the shares of Common Stock to which they relate.

II.  Effective December 1, 2007, Section 8(G)(d) is deleted in its entirety.

III. Except as provided for in this Amendment No. 4, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 4 is executed this ______ day of ____________________, 2008.

PPL CORPORATION
By: ______________________________ Paul Farr Executive Vice President and Chief Financial Officer